HDFC BANK LIMITED

HDFC Bank House

Senapati Bapat Marg

Lower Parel

Mumbai 400 013

India

Tel: 011-91-22-6652-1000

FWP

Form FWP

Filed on 7/18/2007

File No. 333-144461

Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-144461

HDFC BANK LIMITED

Pricing Sheet — July 18, 2007

6,594,504 American Depositary Shares Representing 19,783,512 Equity Shares

Offering price	:	$92.1 per ADS

Over-allotment option	:	989,176 additional ADSs

Proceeds, net of underwriting commission	:	$594.9 million (if over-allotment option is not exercised) or $684.1 million (if over-allotment option is fully exercised)

Estimate of expenses, not including underwriting discount

$2,750,000 consisting of:

an SEC registration fee of $21,490,

NYSE listing fee of $43,200,

estimated printing and engraving expenses of $200,000,

estimated legal fees and expenses of $460,000,

estimated accounting fees and expenses of $1,185,000,

estimated insurance premiums of $700,000, and

estimated miscellaneous fees and expenses of $140,310.

The underwriters have agreed, subject to the completion of the offering, to reimburse HDFC Bank Limited for up to 0.453% of the gross proceeds of the offering.

Trade Date	:	July 18, 2007

Settlement Date	:	Expected on July 23, 2007. Any change in the settlement date will be notified to investors through a press release which will be posted on the issuer’s website at www.hfdcbank.com.

Issuer Symbol	:	HDB

Exchange	:	NYSE

CUSIP	:	40415F101

Underwriters	:	Merrill Lynch International UBS AG Credit Suisse Securities (USA) LLC J.P. Morgan Securities Inc. Morgan Stanley & Co. International plc Nomura Singapore Limited Deutsche Bank Securities Inc.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the ADS offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and the prospectus if you request it by calling toll-free 1-866-500-5408 (Merrill Lynch) or 1-888-722-9555 (UBS).